Exhibit 10.1

GRAHAM CORPORATION

ANNUAL EXECUTIVE CASH BONUS PLAN

(As Amended and Restated Effective June 10, 2024)

Summary

The objective of this Annual Executive Cash Bonus Plan (the “Plan”) is to compensate the Chief Executive Officer and his direct reports for above-average performance through annual bonuses related to both Company and individual performance.

Eligibility and Participation

1.

Eligible employees shall include the Chief Executive Officer and his direct reports. “Direct reports” means the: (a) Vice President – Finance, Chief Financial Officer and Chief Accounting Officer, (b) Vice Presidents and General Managers, and (c) such other employees of the Company selected by the Chief Executive Officer to participate in this Plan, subject to the approval by the Compensation Committee of such participation.

2.	Target participation levels shall be established by the Compensation Committee.

3.

Newly hired or promoted employees are eligible for participation in the Plan upon employment unless otherwise determined by the Chief Executive Officer for Direct Reports and by the Compensation Committee in the case of the Chief Executive Officer.

4.

Participants who voluntarily terminate employment or whose employment is involuntarily terminated, in each case, for any reason before the end of the fiscal year shall receive no bonus except as approved by the Compensation Committee, in its sole discretion.

Establishment and Level of Goals

1.	Financial goals shall be approved by the Board of Directors.

2.

The Chairman of the Compensation Committee shall approve individual goals for the Chief Executive Officer. The Chief Executive Officer shall approve individual goals for Direct Reports. The Chairman of the Compensation Committee or Chief Executive Officer, as applicable, shall determine the number and weighting of goals.

Payment Calculation

At the end of each fiscal year, the Compensation Committee shall determine the extent to which the applicable financial goals and individual goals have been satisfied and the corresponding goal payout factors. The Compensation Committee shall then determine each Participant’s preliminary payout value, which shall be the Participant’s Target Participation Level multiplied by the product of each performance goal’s weighting times its payout factor. The Compensation Committee may then adjust each Participant’s preliminary payout value, either upwards or downwards, in the Compensation Committee’s sole discretion, to determine each Participant’s final payout value.

The final payout values, as determined by the Compensation Committee, will be paid to Participant’s as soon as practicable after the end of the fiscal year, but in no event later than 75 days immediately following the end of the fiscal year.

Recoupment

The Plan and the compensation payable hereunder shall be subject to forfeiture, recovery by the Company or other action pursuant to the Company’s Policy for the Recovery of erroneously Awarded Compensation adopted by the Company’s Board of Directors (the “Board”), as amended from time to time, or any other applicable policies adopted by the Board or the Compensation Committee..

Other Considerations

1.	Participants who change their position during the fiscal year shall receive bonus on a pro rated basis.

2.

Special awards may be made to any person who has made an extraordinary contribution to the Company during the year. Such awards must be recommended by the Chief Executive Officer to the Chairman of the Compensation Committee and may be approved by the Compensation Committee.

3.	Unusual or non-recurring events that either positively or negatively affect financial performance may be included or excluded in financial calculations at the discretion of the Compensation Committee.

4.	Nothing herein shall be construed to limit or affect the normal and usual powers of management, including right to terminate any individual at any time.

5.	The Compensation Committee shall have final and conclusive authority on the existence and administration of this plan.

6.	In the event that the Company is in danger of failing to meet its bank covenants, the Compensation Committee may consider granting equity awards in lieu of paying cash bonuses.

7.

In the event of death, a Participant’s designated beneficiary will be entitled to the Participant’s plan benefits. If the Participant has not designated a beneficiary, the Participant’s beneficiary or beneficiaries will be determined in accordance with the Participant’s will. If there is no will, the beneficiary or beneficiaries shall be determined by the laws of descent and distribution in the state in which the Participant was a resident at the time of death. In the event of death prior to the end of a fiscal year, the Participant will be entitled to a receive plan benefits on a pro rated basis, which shall be paid to a Participant’s designated beneficiary.

Section 409A

The Plan and the compensation payable thereunder are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder, and shall be administered and interpreted consistent with such intention.

ANNUAL EXECUTIVE CASH BONUS PLAN

FISCAL YEAR 2025

TERMS FOR

NAMED EXECUTIVE OFFICERS

Target Participation Levels

Position	% Base Pay
Chief Executive Officer	100%
Vice President – Finance, Chief Financial Officer and Chief Accounting Officer	50%
Vice Presidents and General Managers	50%

Goal Weightings

Position	Adjusted EBITDA (1)	Bookings (2)	Personal Goals
Chief Executive Officer	50%	20%	30%
Vice President – Finance, Chief Financial Officer and Chief Accounting Officer	50%	20%	30%
Vice Presidents and General Managers	50%	20%	30%

(1)

For the Chief Executive Officer and Chief Financial Officer Adjusted EBITDA includes consolidated Adjusted EBITDA and for the Vice Presidents and General Managers Adjusted EBITDA includes consolidated Adjusted EBITDA (15%) and divisional Adjusted EBITDA (35%). “Adjusted EBITDA” shall mean net income, plus income taxes, plus net interest expenses, plus depreciation, depletion and amortization, plus non-cash charges, expenses, write-downs and losses, less all non-cash income and gains, plus non-recurring costs and expenses, less non-recurring income/gains and any other unusual and infrequent items, as determined by the Committee.

(2)

For the Chief Executive Officer and Chief Financial Officer bookings include consolidated bookings and for the Vice Presidents and General Managers bookings include consolidated bookings (6%) and divisional bookings (14%).

Bookings is defined as new orders received by the Company and entered into backlog during fiscal year 2025, defined as April 1, 2024 through March 31, 2025, and shall be reduced by the impact of any backlog cancellations. The consolidated bookings calculation for bonus purposes shall be consolidated net orders for Batavia, NY, Barber-Nichols, P3, Ahmedabad, India, and Suzhou, PRC, plus any new orders that may be received by a company acquired by the Company during the fiscal year. For any acquired company, only new bookings subsequent to acquisition apply.

Adjusted EBITDA shall be based upon fiscal year-end results.

Currency exchange rates will be calculated monthly at a fixed rate to eliminate currency fluctuations from incentive calculations.

5